As filed with the Securities and Exchange Commission on April 13, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OOMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1713274
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1880 Embarcadero Road

Palo Alto, CA 94303

(Address of Principal Executive Offices) (Zip Code)

2015 Equity Incentive Plan

2015 Employee Stock Purchase Plan

(Full title of the plan)

Eric B. Stang

Chief Executive Officer

1880 Embarcadero Road

Palo Alto, CA 94303

(650) 566-6600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Spencer D. Jackson, Esq. Vice President & General Counsel 1880 Embarcadero Road Palo Alto, CA 94303 (650) 566-6600	Andrew D. Thorpe Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105 (650) 614-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 Par Value	341,793(2)	$5.18(4)	$1,770,487.74	$178.29
Common Stock, $0.0001 Par Value	854,483(3)	$6.09(5)	$5,203,801.47	$524.02

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2015 Employee Stock Purchase Plan (the “ESPP”) or the 2015 Equity Incentive Plan (the “2015 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transactions.

(2)	Represents 341,793 additional shares of common stock reserved for future issuance under the evergreen provision of the ESPP.

(3)	Represents 854,483 additional shares of common stock reserved for future issuance under the evergreen provision of the 2015 Plan.

(4)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to 85% of $6.09, the average of the high and low sales price of a share of the registrant’s common stock as reported on The New York Stock Exchange on April 8, 2016. Pursuant to the ESPP, shares are sold at 85% of the lesser of the fair market value of such shares on the first trading day of the offering period and the last trading day of the purchase period.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act, based upon the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on April 8, 2016.

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E to Form S-8, this Registration Statement is being filed for the purpose of registering an additional (i) 341,793 shares of the Registrant’s common stock to be issued pursuant to the Registrant’s 2015 Employee Stock Purchase Plan and (ii) 854,483 shares of the Registrant’s common stock to be issued pursuant to the Registrant’s 2015 Equity Incentive Plan, which are the same class as those securities previously registered on an effective Form S-8 filed with the Securities and Exchange Commission on July 17, 2015 (File No. 333-205719) (the “2015 Registration Statement”), and the contents of the 2015 Registration Statement, as amended, or as modified or superseded pursuant to Rule 412 under the Securities Act, are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Exhibits

See Index to Exhibits at the end of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 13th day of April, 2016.

OOMA, INC.

By:
/s/ Eric B. Stang
Eric B. Stang President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Eric B. Stang, Ravi Narula and Spencer D. Jackson, each of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, in his or her name and on his or her behalf, in any and all capacities, to sign the Registration Statement on Form S-8 of Ooma, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric B. Stang
Eric B. Stang	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	April 13, 2016

/s/ Ravi Narula
Ravi Narula	Chief Financial Officer (Principal Financial Officer and Principal Accounting officer)	April 13, 2016

/s/ Alison Davis
Alison Davis	Director	April 13, 2016

/s/ Andrew H. Galligan
Andrew H. Galligan	Director	April 13, 2016

Signature	Title	Date

/s/ Peter J. Goettner
Peter J. Goettner	Director	April 13, 2016

/s/ Russell Mann
Russell Mann	Director	April 13, 2016

/s/ Sean N. Parker
Sean N. Parker	Director	April 13, 2016

/s/ William D. Pearce
William D. Pearce	Director	April 13, 2016

/s/ James Wei
James Wei	Director	April 13, 2016

EXHIBIT INDEX

The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

24.1	Power of attorney (included in the signature page to this Registration Statement).